Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter and Full Year Ended December 31, 2014

HIGHLIGHTS

•	SNET bookings up 17% for the year

•	SaaS bookings up 61% for the year

•	Full year non-GAAP revenue of $1.02 billion, up 17% from 2013

•	Full year adjusted EBITDA of $261 million, grew 9% over 2013

•	Providing 2015 financial guidance

NAPLES, FLA — February 26, 2015 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of electronic payment and banking solutions, today announced financial results for the period ended December 31, 2014. Management will host a conference call at 8:30 am ET to discuss these results as well as 2015 guidance. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, International/Local: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 82246650. There will be a replay available for two weeks on (855) 859-2056 for US/Canada dial-in and +1 (404) 537- 3406 for international/local dial-in participants.

“ACI’s sales bookings in 2014 exceeded expectations as we set several new records, including total SNET and sequential increase in backlog,” commented Phil Heasley, President and CEO, ACI Worldwide. “We are seeing particularly strong demand for our newest solutions, which results in larger and more complex contracts. This new demand has created a record sales pipeline, including pending contracts, and validates our Universal Payments strategy and development efforts. Entering 2015, we are very optimistic about ACI’s growing opportunity in the rapidly changing payments industry.”

Q4 FINANCIAL SUMMARY

New sales bookings, net of term extensions (SNET), increased 10% compared to the prior-year quarter. New application bookings grew 118% over last year, offsetting a 14% decline in add-on and capacity sales. While these results were better than expected, the bookings mix was heavily weighted towards new application and hosted contracts, which require implementation prior to revenue recognition. Consequently a higher percentage of this revenue, and margin, was delayed until future quarters.

Revenue in Q4 was $290 million, an increase of $7 million, or 2%, over the prior-year quarter. Non-GAAP revenue in Q4 was $291 million, an increase of $6 million over the prior-year quarter. Excluding the incremental contribution from Official Payments and Retail Decisions (ReD), non-GAAP revenue declined 6%.

Operating income was $79 million for the quarter, a decline of $7 million from the prior-year quarter. Non-GAAP operating income for the quarter was $86 million, a decline of $8 million from the prior-year quarter. Q4 adjusted EBITDA of $107 million was 9% below the prior year’s $117 million. Operating income and adjusted EBITDA were both impacted by the sales mix and related revenue recognition delays, as discussed above.

Net income for the quarter was $46 million, or $0.40 per diluted share, compared to net income of $50 million, or $0.43 per diluted share, during the same period the prior year. Operating free cash flow in Q4 was $72 million, up from $62 million in the prior-year quarter.

We ended the year with a 60-month backlog of $4.2 billion and 12-month backlog of $903 million, up $46 million and $5 million, respectively, from September 30, 2014. After adjusting for foreign currency fluctuations, our 60-month backlog grew $79 million and our 12-month backlog grew $13 million.

FULL YEAR 2014 FINANCIAL SUMMARY

New sales bookings, net of term extensions for the year was $702 million, up 17% from $600 million in 2013. In particular, we continue to see strong demand for our hosted solutions, with our SaaS bookings up 61% over last year.

Revenue for the full year 2014 was $1.016 billion, an increase of $151 million, or 17%. Non-GAAP revenue for the full year 2014 was $1.018 billion, up 17% from the prior year’s $871 million. These figures include $2 million and $6 million, respectively, in deferred revenue not reportable under GAAP purchase accounting requirements. Excluding the incremental contribution from Online Resources, Official Payments and ReD, organic revenue growth declined 2% for the full year.

Operating income for the full year 2014 was $138 million, versus $123 million for the full year 2013. Non-GAAP operating income for the year was $163 million, up 5% from the prior year’s $155 million. Adjusted EBITDA of $261 million for the year grew 9% from the prior year’s $239 million. Non-GAAP figures include $2 million and $6 million of deferred revenue not reportable under GAAP purchase accounting requirements and exclude significant transaction-related expenses of $23 million and $26 million in 2014 and 2013, respectively. Excluding pass through interchange revenues of $116 million and $38 million in 2014 and 2013, respectively, net adjusted EBITDA margin represented 29% of revenue in 2014, in line with 2013.

Net income for the year ended December 31, 2014 was $68 million, or $0.58 per diluted share, compared to net income of $64 million, or $0.53 per diluted share, in the prior year. Non-GAAP net income for the year was $84 million, or $0.72 per diluted share, versus $85 million, or $0.70 per diluted share for 2013. Operating free cash flow for the year was $134 million, down from $151 million the prior year.

As of December 31, 2014, we had $77 million in cash on hand and a debt balance of $892 million, down from last quarter’s $946 million. We repurchased 3.6 million shares of our stock in 2014 for approximately $70 million and have approximately $138 million remaining on our current authorization.

2015 GUIDANCE

We expect to generate non-GAAP revenue in a range of $1.05 to $1.08 billion for the full year, which represents 3-6% organic growth after adjusting for foreign currency fluctuations. Adjusted EBITDA is expected to be in a range of $280 to $290 million. We expect to generate between $225 and $235 million in non-GAAP revenue the first quarter. Lastly, we expect full year 2015 net new sales bookings to increase in the upper single digit range.

About ACI Worldwide

ACI Worldwide, the Universal Payments company, powers electronic payments and banking for more than 5,600 financial institutions, retailers, billers and processors around the world. ACI software processes $13 trillion each day in payments and securities transactions for more than 300 of the leading global retailers, and 18 of the top 20 banks worldwide. Through our comprehensive suite of software products and hosted services, we deliver a broad range of solutions for payment processing; card and merchant management; online banking; mobile, branch and voice banking; fraud detection; trade finance; and electronic bill presentment and payment. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

© Copyright ACI Worldwide, Inc. 2015.

ACI, ACI Payment Systems, the ACI logo and all ACI product names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties’ trademarks referenced are the property of their respective owners.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries related to the acquisitions of S1 Corporation and Online Resources Corporation and significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and share-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•	Non-GAAP operating income: operating income (loss) plus deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income (loss).

•	Adjusted EBITDA: net income (loss) plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by S1 and Online Resources if not for GAAP purchase accounting requirements and significant transaction related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income (loss).

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus payments associated with cash settlement of acquisition related options and opening balance sheet liabilities, net after-tax payments associated with employee-related actions and facility closures, net after-tax payments associated with significant transaction-related costs, net after-tax payments associated with IBM IT outsourcing transition and termination, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) particular strong demand for our newest solutions; (ii) our record sales pipeline, including pending contracts; (iii) optimism regarding ACI’s growing opportunity; (iv) strong demand for our hosted solutions; (v) expectations regarding 2015 non-GAAP revenue, adjusted EBITDA and net new sales bookings; and (vi) expectations regarding Q1, 2015 non-GAAP revenue.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, increased competition, the performance of our strategic product, UP BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transaction with Online Resources, Official Payments and ReD, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, Registration Statement on Form S-4, and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$77,301	$95,059
Receivables, net of allowances of $4,806 and $4,459, respectively	227,106	203,575
Deferred income taxes, net	44,349	47,593
Recoverable income taxes	4,781	2,258
Prepaid expenses	24,314	22,549
Other current assets	40,417	65,328

Total current assets	418,268	436,362

Property and equipment, net	60,360	57,347
Software, net	209,507	191,468
Goodwill	781,163	669,217
Intangible assets, net	261,436	237,693
Deferred income taxes, net	50,187	48,852
Other noncurrent assets, including $33.8 million for assets at fair value at December 31, 2014	69,779	40,912

TOTAL ASSETS	$1,850,700	$1,681,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$50,351	$43,658
Employee compensation	35,299	35,623
Current portion of long-term debt	87,352	47,313
Deferred revenue	131,808	122,045
Income taxes payable	6,276	1,192
Deferred income taxes, net	225	753
Other current liabilities	67,505	95,016

Total current liabilities	378,816	345,600

Noncurrent liabilities
Deferred revenue	49,224	45,656
Long-term debt	804,583	708,070
Deferred income taxes, net	13,217	11,000
Other noncurrent liabilities	23,455	27,831

Total liabilities	1,269,295	1,138,157

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2014 and 2013	—	—
Common stock; $0.005 par value; 280,000,000 shares authorized; 139,820,388 shares issued at December 31, 2014 and 2013	698	698
Additional paid-in capital	551,713	542,697
Retained earnings	331,415	263,855
Treasury stock, at cost, 24,182,584 and 23,255,421 shares at December 31, 2014 and 2013, respectively	(282,538)	(240,241)
Accumulated other comprehensive loss	(19,883)	(23,315)

Total stockholders’ equity	581,405	543,694

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,850,700	$1,681,851

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share amounts)

	FOR THE THREE MONTHS ENDED DECEMBER 31,
	2014	2013

Revenues
License	$80,425	$82,625
Maintenance	67,421	69,033
Services	29,811	40,952
Hosting	112,567	90,552

Total revenues	290,224	283,162

Operating expenses
Cost of license (1)	6,499	7,349
Cost of maintenance, services and hosting (1)	104,390	93,123
Research and development	31,554	33,375
Selling and marketing	29,053	23,118
General and administrative	19,938	23,557
Depreciation and amortization	19,519	16,660

Total operating expenses	210,953	197,182

Operating income	79,271	85,980

Other income (expense)
Interest expense	(10,818)	(9,818)
Interest income	143	158
Other, net	1,104	(1,821)

Total other income (expense)	(9,571)	(11,481)

Income before income taxes	69,700	74,499
Income tax expense	23,334	24,108

Net income	$46,366	$50,391

Earnings per common share
Basic	$0.40	$0.43
Diluted	$0.40	$0.43

Weighted average common shares outstanding
Basic	115,378	115,951
Diluted	117,033	118,438

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share amounts)

	FOR THE YEARS ENDED DECEMBER 31,
	2014	2013

Revenues
License	$235,157	$233,931
Maintenance	255,993	245,954
Services	105,584	122,085
Hosting	419,415	262,958

Total revenues	1,016,149	864,928

Operating expenses
Cost of license (1)	24,565	25,324
Cost of maintenance, services and hosting (1)	430,191	318,515
Research and development	144,207	142,557
Selling and marketing	112,047	99,828
General and administrative	95,065	99,300
Depreciation and amortization	71,902	56,356

Total operating expenses	877,977	741,880

Operating income	138,172	123,048

Other income (expense)
Interest expense	(39,738)	(27,221)
Interest income	575	659
Other, net	(240)	(3,327)

Total other income (expense)	(39,403)	(29,889)

Income before income taxes	98,769	93,159
Income tax expense	31,209	29,291

Net income	$67,560	$63,868

Earnings per common share
Basic	$0.59	$0.54
Diluted	$0.58	$0.53
Weighted average common shares outstanding
Basic	114,798	117,885
Diluted	116,771	120,054

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	FOR THE THREE MONTHS ENDED DECEMBER 31,
	2014	2013
Cash flows from operating activities:
Net income	$46,366	$50,391
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	5,406	5,218
Amortization	18,003	14,966
Amortization of deferred debt issuance costs	1,670	1,367
Deferred income taxes	18,074	14,913
Stock-based compensation expense	(2,697)	2,462
Excess tax benefit of stock options exercised	(1,391)	(4,396)
Other	(154)	(1,246)
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(13,633)	(3,286)
Accounts payable	3,079	1,481
Accrued employee compensation	(3,678)	(19,494)
Current income taxes	1,623	3,165
Deferred revenue	(194)	(29,494)
Other current and noncurrent assets and liabilities	4,569	15,811

Net cash flows from operating activities	77,043	51,858

Cash flows from investing activities:
Purchases of property and equipment	(5,872)	(9,622)
Purchases of software and distribution rights	(3,046)	(4,619)
Acquisition of businesses, net of cash acquired	—	(113,911)

Net cash flows from investing activities	(8,918)	(128,152)

Cash flows from financing activities:
Proceeds from issuance of common stock	738	654
Proceeds from exercises of stock options	5,355	9,669
Excess tax benefit of stock options exercised	1,391	4,396
Repurchases of common stock	—	(264)
Repurchase of restricted stock for tax withholdings	(145)	(328)
Proceeds from revolving credit facility	20,000	40,000
Repayments of revolving credit facility	(54,500)	(40,000)
Repayment of term portion of credit agreement	(19,853)	(8,871)
Payments on other debt and capital leases	(432)	(702)
Payment for debt issuance costs	(118)	(645)

Net cash flows from financing activities	(47,564)	3,909

Effect of exchange rate fluctuations on cash	(3,331)	933

Net increase (decrease) in cash and cash equivalents	17,230	(71,452)
Cash and cash equivalents, beginning of period	60,071	166,511

Cash and cash equivalents, end of period	$77,301	$95,059

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	FOR THE YEARS ENDED DECEMBER 31,
	2014	2013
Cash flows from operating activities:
Net income	$67,560	$63,868
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	20,506	18,751
Amortization	66,177	51,216
Amortization of deferred debt issuance costs	5,877	5,388
Deferred income taxes	8,437	9,573
Stock-based compensation expense	11,045	13,572
Excess tax benefit of stock options exercised	(11,807)	(6,960)
Other	1,852	(593)
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(30,643)	22,496
Accounts payable	(3,422)	(13,548)
Accrued employee compensation	(6,360)	(24,501)
Current income taxes	10,968	9,360
Deferred revenue	15,738	(23,613)
Other current and noncurrent assets and liabilities	(6,902)	13,409

Net cash flows from operating activities	149,026	138,418

Cash flows from investing activities:
Purchases of property and equipment	(17,627)	(21,104)
Purchases of software and distribution rights	(17,273)	(11,497)
Acquisition of businesses, net of cash acquired	(204,290)	(378,113)
Other	(1,500)	—

Net cash flows from investing activities	(240,690)	(410,714)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,780	2,186
Proceeds from exercises of stock options	16,461	19,561
Excess tax benefit of stock options exercised	11,807	6,960
Repurchases of common stock	(70,000)	(80,912)
Repurchase of restricted stock and performance shares for tax withholdings	(5,120)	(6,222)
Proceeds from revolving credit facility	169,500	40,000
Proceeds from term portion of credit agreement	150,000	300,000
Proceeds from issuance of senior notes	—	300,000
Repayments of revolving credit facility	(125,500)	(228,000)
Repayment of term portion of credit agreement	(57,449)	(30,867)
Payments on other debt and capital leases	(8,344)	(14,024)
Payment for debt issuance costs	(4,662)	(17,042)
Distribution to noncontrolling interest	(1,391)	—

Net cash flows from financing activities	78,082	291,640

Effect of exchange rate fluctuations on cash	(4,176)	(614)

Net increase (decrease) in cash and cash equivalents	(17,758)	18,730
Cash and cash equivalents, beginning of period	95,059	76,329

Cash and cash equivalents, end of period	$77,301	$95,059

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED December 31,
	2014		2014	2013		2013
Selected Non-GAAP Financial Data	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	$ Diff	% Diff

Total revenues (2)	$290,224	$324	$290,548	$283,162	$940	$284,102	$6,446	2%
Total expenses (3)	210,953	(6,319)	204,634	197,182	(6,975)	190,207	14,427	8%
Operating income	79,271	6,643	85,914	85,980	7,915	93,895	(7,981)	-8%
Income before income taxes	69,700	6,643	76,343	74,499	7,915	82,414	(6,071)	-7%
Income tax expense (benefit) (4)	23,334	2,325	25,659	24,108	2,770	26,878	(1,219)	-5%

Net income	$46,366	$4,318	$50,684	$50,391	$5,145	$55,536	$(4,852)	-9%

Depreciation	5,406	—	5,406	5,218	—	5,218	188	4%
Amortization - acquisition related intangibles	6,245	—	6,245	5,180	—	5,180	1,065	21%
Amortization - acquisition related software	6,297	—	6,297	4,607	—	4,607	1,690	37%
Amortization - other	5,461	—	5,461	5,179	—	5,179	282	5%
Stock-based compensation	(2,698)	—	(2,698)	2,462	—	2,462	(5,160)	-210%

Adjusted EBITDA	$99,982	$6,643	$106,625	$108,626	$7,915	$116,541	$(9,916)	-9%

Earnings per share information
Weighted average shares outstanding
Basic (5)	115,378	115,378	115,378	115,951	115,951	115,951
Diluted (5)	117,033	117,033	117,033	118,438	118,438	118,438

Earnings per share
Basic (5)	$0.40	$0.04	$0.44	$0.43	$0.04	$0.48	$(0.04)	-8%
Diluted (5)	$0.40	$0.04	$0.43	$0.43	$0.04	$0.47	$(0.04)	-8%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for ORCC deferred revenue that would have been recognized in the normal course of business but was not recognized due to GAAP purchase accounting requirements.
(3)	Expense for significant transaction related transactions, including, $3.5 million for employee related actions, $1.1 million for data center moves, and $1.7 million for professional and other fees in 2014 and $1.2 million for employee related actions, $1.2 million for facility closures, $1.4 million for data center moves, and $3.1 million for other professional fees in 2013.
(4)	Adjustments tax effected at 35%.
(5)	All references to share and per share amounts have been retroactively adjusted to reflect the July 10, 2014 three-for-one stock split for all periods presented.

	Quarter Ended
	December 31,
Reconciliation of Operating Free Cash Flow (millions)	2014	2013

Net cash provided by operating activities	$77.0	$51.9
Payments associated with cash settlement of acquisition related options (4)	—	10.2
Payments associated with acquired opening balance sheet liabilities	0.2	4.5
Net after-tax payments associated with employee-related actions (4)	1.5	1.8
Net after-tax payments associated with lease terminations (4)	—	0.4
Net after-tax payments associated with significant transaction related expenses (4)	1.8	6.9
Less capital expenditures	(8.9)	(14.2)

Operating Free Cash Flow	$71.6	$61.5

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE TWELVE MONTHS ENDED December 31,
	2014		2014	2013		2013
Selected Non-GAAP Financial Data	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	$ Diff	% Diff

Total revenues (2)	$1,016,149	$1,777	$1,017,926	$864,928	$5,771	$870,699	$147,227	17%
Total expenses (3)	877,977	(22,892)	855,085	741,880	(26,169)	715,711	139,374	19%
Operating income	138,172	24,669	162,841	123,048	31,940	154,988	7,853	5%
Income before income taxes	98,769	24,669	123,438	93,159	31,940	125,099	(1,661)	-1%
Income tax expense (benefit) (4)	31,209	8,634	39,843	29,291	11,179	40,470	(627)	-2%

Net income	$67,560	$16,035	$83,595	$63,868	$20,761	$84,629	$(1,034)	-1%

Depreciation	20,506	—	20,506	18,751	—	18,751	1,755	9%
Amortization - acquisition related intangibles	24,676	—	24,676	18,526	—	18,526	6,150	33%
Amortization - acquisition related software	22,285	—	22,285	16,911	—	16,911	5,374	32%
Amortization - other	19,216	—	19,216	15,779	—	15,779	3,437	22%
Stock-based compensation	11,045	—	11,045	13,572	—	13,572	(2,527)	-19%

Adjusted EBITDA	$235,900	$24,669	$260,569	$206,587	$31,940	$238,527	$22,042	9%

Earnings per share information
Weighted average shares outstanding
Basic (5)	114,798	114,798	114,798	117,885	117,885	117,885
Diluted (5)	116,771	116,771	116,771	120,054	120,054	120,054

Earnings per share
Basic (5)	$0.59	$0.14	$0.73	$0.54	$0.18	$0.72	$0.01	1%
Diluted (5)	$0.58	$0.14	$0.72	$0.53	$0.17	$0.70	$0.01	2%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for ORCC and S1 deferred revenue that would have been recognized in the normal course of business but was not recognized due to GAAP purchase accounting requirements.
(3)	Expense for significant transaction related transactions, including, $10.4 million for employee related actions, $5.3 million for data center moves and $7.2 million for professional and other fees in 2014 and $10.6 million for employee related actions, $2.2 million for facility closures, $2.4 million for data center moves and $10.9 million for other professional fees in 2013.
(4)	Adjustments tax effected at 35%.
(5)	All references to share and per share amounts have been retroactively adjusted to reflect the July 10, 2014 three-for-one stock split for all periods presented.

	Year Ended December 31,
Reconciliation of Operating Free Cash Flow (millions)	2014	2013

Net cash provided (used) by operating activities	$149.0	$138.4
Payments associated with cash settlement of acquisition related options (4)	—	10.2
Payments associated with acquired opening balance sheet liabilities	4.8	4.5
Net after-tax payments associated with employee-related actions (4)	6.3	9.7
Net after-tax payments associated with lease terminations (4)	1.0	1.0
Net after-tax payments associated with significant transaction related expenses (4)	8.1	18.1
Net after-tax payments associated with IBM IT Outsourcing Termination (4)	—	1.9
Less capital expenditures	(34.9)	(32.5)

Operating Free Cash Flow	$134.3	$151.3